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                                                                    Exhibit 12.2
                                                                          1/2/97
                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1995 and the twelve months ended November 30, 1996
                                                                                                                     Twelve
                                                                                                                     Months
                                                                                                                     Ended
                                                                            Year ended December 31,               November 30,
                                                        ==========================================================
                                                            1991        1992        1993         1994        1995        1996
                                                            ====        ====        ====         ====        ====        ====
                                                        ---------------------Thousands of Dollars-----------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                       $107,854    $ 98,422    $ 96,088     $ 93,407    $ 92,693    $ 92,361
      Federal and state income taxes                      36,181      28,569      28,304       40,848      33,796      28,427
      Deferred income taxes, net                          (3,392)      3,322       5,347       (6,987)        390       4,867
      Deferred  investment  tax credits                        -           -           -            -           -           -
      AFUDC - Debt funds                                      95          46         454          656         187         130
                                                        ---------   ---------   ---------    ---------   ---------   ---------
         Earnings  as defined                           $140,738    $130,359    $130,193     $127,924    $127,066    $125,785
                                                        =========   =========   =========    =========   =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 41,665    $ 35,792    $ 31,344     $ 27,124    $ 23,294    $ 24,355
   Interest  on interim  obligations                         280       1,041         870        1,509       2,931       2,229
   Amort of debt disc, premium  and expense, net             699       1,032       1,412        1,834       2,014       2,080
   Other interest  charges                                 2,272       1,410       2,877        2,442       1,674       1,595
                                                        ---------   ---------   ---------    ---------   ---------   ---------
         Fixed charges as defined                         44,916      39,275      36,503       32,909      29,913      30,259
Tax  deductible   preferred  dividends                       199         199         156          156         156         156
                                                        ---------   ---------   ---------    ---------   ---------   ---------
                                                          45,115      39,474      36,659       33,065      30,069      30,415
                                                        ---------   ---------   ---------    ---------   ---------   ---------
Non-tax  deductible  preferred  dividends                  5,038       4,904       5,572        5,769       5,657       5,604
Ratio  of net income  before  taxes to net income       x  1.520    x  1.539    x  1.561     x  1.554    x  1.543    x  1.535
                                                        ---------   ---------   ---------    ---------   ---------   ---------
Pref  dividend  requirements  before  income  taxes        7,658       7,547       8,698        8,965       8,729       8,602
                                                        ---------   ---------   ---------    ---------   ---------   ---------
Fixed  charges  plus  pref  dividend  requirements      $ 52,773    $ 47,021    $ 45,357     $ 42,030    $ 38,798    $ 39,017
                                                        =========   =========   =========    =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.67        2.77        2.87         3.04        3.28        3.22
                                                            ====        ====        ====         ====        ====        ====



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